Exhibit 10.1

LETTER OF ASSIGNMENT

July 19, 2023

Craig Hunsaker

1950 Camino Vida Roble

Carlsbad, CA 92008

Dear Craig,

This Letter of Assignment (hereafter, “LOA”) confirms Alphatec Spine, Inc’s offer to you for a temporary long-term international assignment (hereafter, “assignment”) in Paris, France, in the role of General Manager, EOS imaging, S.A.S. Please take time to review this LOA and any supporting documentation provided herewith. Your assignment will begin on or around September 5, 2023. Throughout the course of your assignment, you will remain an employee of Alphatec Spine, Inc. (“ATEC”) for legal purposes, and will retain your existing peer group market matching and leveling for purposes of executive compensation assessment.

This LOA describes the specific terms and conditions of your assignment, including the benefits and support that you will receive from ATEC. You understand and agree that the terms of this LOA do not constitute a contract of employment for a specific duration, nor do they imply continued employment, or constitute an employment contract in the location of assignment. In addition, you understand and agree that ATEC reserves the right to change your work assignment, its location, reporting relationship and staffing levels throughout the duration of your assignment.

As described below, while on assignment you will be entitled to receive certain benefits and be required to adhere to specific requirements that may differ from the terms of your employment with ATEC. By signing this LOA below, you hereby acknowledge and consent to these adjustments for the duration of your assignment.

Assignment

Position and Duties:

The following summarizes key information regarding your assignment:

Assignment Title (beginning on or around Nov. 1, 2023):	General Manager, EOS imaging, S.A.S.
Home Manager:	Pat Miles
Host Manager:	Pat Miles
Assignment Start Date:	September 2023
Assignment End Date:	December 2024
Home Location:	Carlsbad, CA
Host Location:	Paris, France
Salary Administration - Payroll Location:	United States

Duration of Assignment

The duration of your assignment is expected to be 15-18 months. However, ATEC reserves the right to change the intended length of your assignment based on changing business needs or for any other reason. The terms and conditions outlined in this LOA will be in effect only for the period of your actual assignment. Once your assignment has been completed and you have returned to Carlsbad, CA, USA, all your assignment-related allowances and roles will cease as provided under the terms and conditions of this LOA with the exception of the “Taxes” benefit, outlined below. Your home location for the purposes of this LOA and applicable allowances is Carlsbad, CA.

Salary Administration

You will continue to be paid via the home-country payroll with the deduction of home location taxes (actual or hypothetical) and benefits. Salary reviews will continue to be held according to ATEC’s home-country guidelines in effect.

Variable Compensation Administration

You will continue to participate in your home-country incentive compensation and performance management programs during your assignment, including retention of your existing peer group market matching and leveling.

Social Security/Social Insurance/National Insurance Administration

You will continue to participate in your home-country social security program where possible.

Retirement Administration

You will remain a participant in your home-country retirement plan while on this assignment where possible.

Company Benefits

Health Benefits Administration

Where possible, you will remain a participant in all home-country employee health and welfare benefit plans. Your participation in these benefits plans is subject to the eligibility rules, benefit levels and contribution amounts that apply to all ATEC employees at any time.

ATEC may provide a similar level of health benefits coverage via an International Plan during your assignment, to you and to any accompanying family members, as necessary. Participation in this supplemental plan is to help ensure your level of coverage is similar to what you receive, or would receive, in the home location. Please ensure that you work with your home country benefits department to obtain answers to any benefits questions that you may have surrounding coverage and claims processes prior to your departure.

Disability Benefits

During your assignment, any available disability benefits will be administered in accordance with your home-country benefits plan, unless you are eligible for any available host-country benefits.

Pre-Departure Allowances & Services (If Required and Requested)

•
Pre-assignment orientation
•
Pre-assignment exploratory visit
•
Medical examination and inoculations
•
Immigration and travel documents
•
Foreign language lessons
•
Transportation of certain Household Goods and Personal Effects
•
Storage of certain Household Goods
•
Care of Home-Country Residence
•
Care of Home-Country Automobile
•
Temporary Living
•
Destination Services

Pre-Assignment Orientation

Upon request, you will be provided with a pre-assignment orientation by ATEC’s designated tax services provider, which provides valuable information about the international assignment and the level of support you will receive from ATEC. In addition, the tax services provider will discuss the specifics of how your assignment may impact your tax situation (see “Taxes” section below).

Pre-Assignment Exploratory Visit

Upon request, you will be provided with one (1) pre-assignment trip (duration not to exceed four (4) nights) for you and your spouse, to visit the host location and assess potential living locations, accommodations, etc. Please book your travel using ATEC’s Global Travel Agency. Travel class will be in accordance with ATEC’s current Travel and Expense Policy. Actual and reasonable ground transportation to and from the airport also will be reimbursed, as will reasonable and customary expenses for meals and incidentals.

Medical Examination

The purpose of a medical examination is to ensure that a proper physical is conducted prior to the start of your international assignment. It is strongly recommended that you obtain the necessary medical clearances and receive recommended, or possibly required, vaccinations and inoculations. Medical exams may be conducted by your private physician or a pre-approved clinic. ATEC will reimburse any portion of the costs for medical exams not covered by insurance. ATEC will also reimburse you for the costs of any inoculations required by the host country.

Immigration and Travel Documents

The assignment is contingent upon your ability to obtain the proper visa and/or work permit, which must be valid for the duration of your assignment. These documents will be obtained by ATEC and its designated immigration advisors will ensure all legal requirements are met in obtaining the required documentation. Given the importance of this process, ATEC’s designated immigration advisors will guide and assist you in preparing the required documentation and meeting any critical timing parameters. ATEC will cover the cost of any visas and documents required for you and your family to legally enter, reside and work in the host location, as well as may be necessary for your return to your home country following completion of the assignment.

Examples of documents that may be required to support foreign immigration processing to/from the host location (some of these documents may require official translation and/or legalization) include, but are not limited to, the following:

•
Certified copy of birth certificate (duplicate copies are not acceptable)
•
Copy of university degree(s)
•
Police clearance or a similar background check from current and/or previous places of residence
•
Resume of education, job experience, etc.
•
Letter of employment from ATEC and/or EOS imaging, S.A.S.
•
Extra passport photos
•
Job description and/or a list of the types of services to be performed on assignment
•
Medical / Vaccination Certificates

In all cases, ATEC’s designated immigration advisors will work closely with you and provide you with a detailed list of the required documents according to your precise circumstances.

Non-compliance with immigration laws may result in a legal detriment to you, ATEC and its employees. You are expected to comply with all laws and regulations of each foreign location where you may visit or work. Any violation of foreign immigration laws and regulations of the host location or the laws of any other country may subject you to disciplinary action, which may include dismissal.

Foreign Language Lessons

Upon request, foreign language lessons will be provided to you and your accompanying family members. Language skills will greatly assist you to adapt and assimilate into the host location environment more quickly. ATEC’s outsourced services provider will assist you in scheduling these lessons.

Transportation of Household Goods and Personal Effects

ATEC’s third-party relocation provider will coordinate all services for packing, shipping and insuring the moving of personal effects to the host location. In addition, airline luggage fees and one excess bag per person (up to 75lbs/32kgs) will be covered.

The shipment of household goods must be coordinated through ATEC’s third-party relocation services provider; otherwise, no shipping costs will be covered. The personal effects and/or household goods cannot be delivered in the host country until all necessary visa/work permit paperwork is completed. Upon completion of assignment, similar services for return packing, shipping and insuring household goods and personal effects will be provided by ATEC.

Storage of Household Goods

Upon request, ATEC will cover the reasonable and customary cost of storage and insurance required to temporarily store certain home-country household goods (up to a maximum of 15,000lbs / 6,800kgs) during the course of your assignment.

Home-Country Residence

Because you are retaining your primary residences, and not renting the properties out, you will receive local, vacant property management assistance, if available, in your home locations, to cover the reasonable and customary costs of maintenance and property management (up to $2,000 per month, in the aggregate). The costs associated with the installation of a security system with monthly monitoring services will also be covered for your California residence.

Home-Country Automobiles

Upon request, you will be reimbursed for the reasonable and customary costs of covered storage and insurance for the temporary storing of up to two (2) home-country vehicles.

Temporary Living

If necessary, ATEC will pay for reasonable and customary temporary living arrangements for up to thirty (30) days, to be used in either the home or host country. You and your family will be reimbursed for actual lodging and will receive a per diem for meals and incidental expenses and a rental car and associated expenses in accordance with the ATEC’s Travel and Expense policy.

Destination Services

If necessary, you and your family will be entitled to up to ten (10) days of necessary services provided by a ATEC-designated relocation/destination services provider in the host country. Services may include, but are not limited to:

•
Home-finding assistance and lease negotiation;
•
Cultural and logistical orientation;
•
Telephone and utility installation assistance;
•
Host-country transportation;
•
Shopping recommendations; and
•
Assistance with obtaining bank accounts and driver’s licenses, local government paperwork, etc.

On Assignment Allowances and Services

•
Travel to and From the Assignment Location
•
Cost of Living Adjustment
•
Host-Country Housing
•
Host-Country Transportation
•
Home Leave
•
Emergency Leave and Evacuation

Travel To and From the Assignment Location

Please book your travel to the host location using ATEC’s Global Travel Agency. Travel class will be in accordance with ATEC’s current Travel and Expense Policy. Actual and reasonable ground transportation to and from the airport will be reimbursed. If the availability of flights prevents continuous travel, you will be provided with a per diem for lodging and a per diem for meals and incidentals. No per diem will be provided for personal stops or indirect routing.

Cost of Living Adjustment

ATEC will provide a cost-of-living adjustment (“COLA”) in the amount of $5,000 per month for each month of your assignment (prorated) to offset the higher costs of “goods and services” in the host location, compared with those incurred in the home country. The COLA amount is determined by an international compensation data provider and may be adjusted annually as changes occur in the relative approximate costs in the home and host countries. If the exchange rate of the home currency vs. the host currency changes by more than 10%, a corresponding change will be made to the COLA, to be reassessed on at least a quarterly basis.

Host-Country Housing

ATEC will provide housing for you at the host work location. The final choice of accommodation will be made by ATEC, with your consent (not to be unreasonably withheld), based on availability, local commuting distances, safety, cost, reasonableness, and other relevant factors. The accommodation will be a minimum of three (3) bedrooms and two (2) full bathrooms, with finishes and amenities similar to your current, primary home residence, with monthly rent not to exceed €22,500 (EURO), exclusive of customary utilities.

As applicable, rent will be paid directly to the landlord by ATEC. Host country location housing costs also include maintenance expenses and all customary utilities (except telephone, see “Host-Country Amenities,” below). In addition, if required, you will be provided with assistance to obtain rental insurance, which will be paid directly by ATEC. ATEC also agrees to reimburse you for the reasonable and customary costs of bi-weekly cleaning of the host-country accommodation, if requested.

Any required security deposits will be paid directly to the landlord by ATEC. Refunded security deposits will be returned to ATEC upon return of the deposits, per the terms of the rental agreement. You must repay ATEC for any portion of the security deposit that is appropriately withheld by the landlord due to your actions, per the terms of the rental agreement.

Host-Country Transportation

Reasonable and customary transportation costs are reimbursable to you, and may include the occasional rental of an automobile, if reasonably needed, municipal public transportation, taxis, bike share or other types of transportation. As with the work location housing assistance, the nature and degree of the transportation assistance will be determined by ATEC, but will include, at a minimum, annual unlimited local (or “Navigo”) travel passes and unlimited Global Eurail train passes for you and your accompanying family members. In addition, ATEC will reimburse you for occasional private car service transportation for you and your accompanying family members within the Paris city limits or proximate regions, if reasonably necessary.

Host-Country Amenities

In addition to the Housing and Transportation benefits described above, ATEC will pay directly, or reimburse you for, reasonable and customary costs of gym memberships or personal training for you and your accompanying family members, upon request. ATEC will also pay directly, or reimburse you for, any reasonable and customary fees, including initiation or application fees and/or dues for membership in an international or American ex pat club of your choice, subject to the prior approval by ATEC (not to be unreasonably withheld). An International mobile phone plan will also be paid for or reimbursed by ATEC for you and your accompanying family members.

Home Leave

You and your accompanying family members will receive up to three (3) home leave trips during the first twelve (12) months of your assignment; thereafter, you and your accompanying family members will receive one (1) home leave for every six (6) months the assignment is extended. Transportation costs to and from the airport, meals en route, and rental car expenses (if needed) will also be reimbursed in accordance with the ATEC’s Travel and Expense policy.

Emergency Leave and Evacuation

Medical

In the event that you or your family members suffer an injury or illness of such severity that, as confirmed by a local physician or medical practitioner (if requested by ATEC), adequate medical facilities are not available locally, the cost of transportation to the home location or other agreed location where such facilities are available will be paid by ATEC.

Bereavement

ATEC will support you on assignment in the event of death or serious illness to members of your immediate family. You should refer to your home-location bereavement policy (or equivalent) for the definition of “immediate family” and “emergency,” and for any other benefits that may be applicable (such as paid or unpaid leave).

ATEC will reimburse you and your accompanying family members for travel to/from the home location in accordance with the ATEC’s Travel and Expense policy; no other expenses are reimbursed.

Emergency Evacuation

ATEC will ensure provisions for emergency evacuation through its designated third-party service provider for any reasonable request, such as pandemic, war, or terrorist risks and any natural disaster impacts.

End of Assignment Allowances and Services

Final Travel/Return to Home Office Location

If you are repatriating to your home country, ATEC will, as applicable:

▪
Provide for the shipment of your household goods, including payment of a miscellaneous relocation allowance, travel arrangements, and temporary living expenses as outlined above; and
▪
Discontinue your international assignment allowances from the effective date of transfer back to your home-country location.

Taxes

Tax Briefing, Preparation, and Tax Equalization

ATEC’s designated tax services provider has been retained to assist you in understanding, planning and preparing for any tax impact as a result of the assignment, calculating actual home and host location tax liabilities, calculating applicable hypothetical tax withholding amounts, and preparing applicable home and host location individual tax returns. It is ATEC’s policy that you will use the Company’s designated tax services provider for the preparation of your home and host location tax returns.

During the assignment, your home income tax for income attributable to your assignment will be treated under ATEC’s Tax Equalization Policy. A hypothetical tax payment will be deducted from your paycheck and the Company will pay all actual taxes on your behalf. This hypothetical tax is an estimate of the home-country taxes which you would have had withheld had you not taken the assignment. The amount of hypothetical tax to be withheld from your paycheck will be determined during your pre-assignment orientation meeting with ATEC’s designated tax services provider. A final reconciliation will be prepared after all necessary actual tax returns have been filed. This service will continue as long as any foreign tax impact is incurred, regardless of employment status.

Termination of Employment/Separation

Severance benefits apply per home-country laws and regulations as applicable.

Involuntary Termination of Employment (Without Cause)

In the event of a termination of employment initiated by ATEC, other than for cause, you will receive appropriate advance notice. ATEC will pay for all repatriation benefits as though your assignment ended under normal circumstances. If there is a change in control of ATEC or a CEO change, ATEC will pay for all repatriation benefits as though your assignment ended under normal circumstances regardless of Cause.

Involuntary Termination of Employment (With Cause)

In the event that you are terminated involuntarily (for cause), the following benefits will apply where applicable:

•
Most economical economy class airfare to the home location for you and any accompanying family members; and
•
Shipment of household goods to the home country.

To be eligible for the transportation and household goods shipment benefits you and any accompanying family members must leave the host location within a period of thirty (30) days after the effective date of termination. Should you choose not to exercise the option of transportation and household goods shipment expenses, outlined above, no substitute payment is made, nor extensions authorized.

Voluntary Resignation of Employment

A voluntary resignation of employment, for purposes of this Agreement only, will be deemed a Termination of Employment Without Cause.

If you choose to remain in the host location following any termination of employment, you do so with the understanding that you may no longer have the right to live and work in the host location based on ATEC’s visa sponsorship and/or host location immigration laws.

Personal Data Protection

Personal Data Protection

By signing this LOA, you specifically agree to the collection, use and processing of the personal information you provide to ATEC. You also understand that ATEC collects and keeps the personal information that you submit for the purposes of administering your assignment, and that such information is necessary for administrative, planning, budgetary, salary and legal purposes, and you agree to such collection, maintenance and use. You further understand that the failure to provide this information may impede the administration of your assignment.

You agree that your personal information may be accessed by ATEC’s People & Culture department or other designated employees who are bound by ATEC’s Personal Data Protection Policy. You further agree that relevant items of your personal information may be passed to ATEC’s third-party tax services provider and immigration attorneys, or third-party relocation services providers engaged by ATEC on your behalf or on behalf of the Company. These third-party providers will be contractually bound to provide the same level of personal data protection as you receive under ATEC’s Personal Data Protection Policy.

Currency

For ease of understanding and except where otherwise indicated, all monetary amounts have been stated in U.S. dollars. Where other currencies are applicable, the U.S. dollar amounts will be converted at the spot rate on the day the benefits are provided to you.

Reimbursement

In all instances in which ATEC is reimbursing out-of-pocket expenses directly related to your assignment, you are responsible to record and obtain all receipts for all reimbursable expenses that will be submitted to ATEC’s international relocation services provider. Failure to submit such receipts may result in denial of the requested reimbursement.

Exception Approval

Any exceptions to the application of the provisions and benefits contained in this Letter of Assignment require advance approval by ATEC’s Legal department and by your Home or Host Manager prior to executing your final terms and conditions of the international assignment.

Agreement

I understand and agree to the terms and conditions of my assignment as stated in this Letter of Assignment.

______________________________________ _____________________________

Craig Hunsaker

EVP, People & Culture Date

______________________________________ _____________________________

Pat Miles

Chairman & CEO Date